January 15, 2008

The Student Loan Corporation Announces
 Year-End and Fourth Quarter Earnings

Stamford, CT: The Student Loan Corporation (NYSE:STU) today reported net income of $183 million, or $9.13 per share, for the year ended December 31, 2007, a decrease of $104 million (36%) compared to net income of $287 million, or $14.34 per share, reported for 2006. This decrease was primarily due to a $3.9 billion reduction in loan sales and securitizations during 2007 as the Company decided to postpone securitization volume due to prevailing market conditions. This reduction in volume resulted in a $65 million after-tax decrease in associated gains.  Also affecting income for the year was a $12 million after-tax impact related to the enactment of the College Cost Reduction and Access Act (the Act).

“We are pleased with our results in light of the difficult market conditions.  We have consistently grown our managed assets and believe we have the balance sheet strength to continue this growth and to gain market share in the current market environment,” said CEO Mike Reardon.

For the quarter ended December 31, 2007, net income was $43 million, or $2.16 per share, a decrease of $18 million (29%) compared to net income of $61 million, or $3.05 per share, for the fourth quarter of 2006.  The fourth quarter results included a $12 million after-tax decrease in loan sales and securitization gains due to prevailing market conditions as well as a $10 million after-tax increase in the provision for loan losses primarily due to continued seasoning of the CitiAssist portfolio.

During the twelve-month period ended December 31, 2007, the Company’s managed student loan portfolio grew by $2.8 billion (8%) to $36.5 billion reflecting the Company’s continued strong origination performance.  The managed portfolio includes $22.0 billion of Company owned loan assets and $14.5 billion of loans serviced on behalf of securitization trusts or other lenders. Originations for the year included retail FFELP Stafford and PLUS originations of $4.6 billion, a 22% increase from 2006. The Company also made new CitiAssist Loan commitments of $1.8 billion, down 1% compared to last year, due largely to the shift in volume to the Graduate PLUS loan product which was introduced last year.  Loan consolidation and other secondary market activities contributed approximately $2.4 billion of loans to the Company’s student loan portfolio during 2007.  For the fourth quarter, FFELP originations of $851 million increased 24% over the fourth quarter of 2006, and overall retail originations were $1.1 billion which represents a 10% increase over the fourth quarter of 2006.

Net interest income of $389 million for 2007 was $23 million (6%) lower than 2006. This decrease was primarily driven by lower average loan balances, offset by an increase in net interest margin.  The 2007 net interest margin was 1.66%, an increase of five basis points from 2006.  The increase in interest margin was primarily driven by higher overall rates earned on the Company’s assets. Net interest income of $92 million for the fourth quarter of 2007 was $1 million (1%) higher than 2006.  The fourth quarter net interest margin was 1.54%, an increase of four basis points from the fourth quarter of 2006. This increase in interest margin was primarily driven by decreases in funding costs.

The Company’s 2007 other income of $148 million was $97 million (39%) lower than the prior year.  For the fourth quarter of 2007, other income was $49 million, a decrease of $8 million (14%) from the fourth quarter of 2006.  These decreases were primarily attributable to the Company’s decision to postpone securitization volume in light of market conditions.

The Company’s operating expense ratio (total operating expenses as a percentage of average managed student loans) for the year 2007 was 0.51%, unchanged from the prior year, and 0.50% for the fourth quarter, two basis points lower than the fourth quarter of 2006. Total operating expenses for 2007 were $180 million, $14 million (8%) higher than 2006, and $46 million for the fourth quarter of 2007, $2 million (4%) higher than the fourth quarter of 2006.  Operating expenses increased as a result of the incremental costs associated with servicing and administering the larger managed loan portfolio.

The Company’s 2007 year-end allowance for loan losses was $42 million compared to $14 million at year-end 2006.  This increase was primarily driven by the Act’s elimination of the Exceptional Performer program as well as continued seasoning of the CitiAssist portfolio.

The Company’s 2007 return on average equity decreased to 11.5% from 19.8% in 2006, due primarily to lower earnings.  The 2007 fourth quarter return on average equity was 10.6%, compared to 15.8% for the fourth quarter of 2006.

On January 14, 2008, the Company’s Board of Directors declared a regular quarterly dividend on the Company’s common stock of $1.43 per share.  The dividend will be paid March 3, 2008 to shareholders of record on February 15, 2008.

The Student Loan Corporation is one of the nation’s leading originators and holders of FFELP program and private education loans.  Citibank, N.A., a subsidiary of Citigroup Inc., is the largest shareholder in the Company with an 80% interest.

For information or inquiries regarding student loan accounts, please call 1-800-967-2400.  Hearing impaired customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298.  Information is also available on the Company’s Web site at http://www.studentloan.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in the Company’s filings with the Securities and Exchange Commission.

Press Contact:	Mark Rodgers	212-559-1719
Investor Relations:	Bradley Svalberg	203-975-6320

THE STUDENT LOAN CORPORATION
CONSOLIDATED BALANCE SHEET
(Dollars in thousands, except per share amounts)
	December 31,	December 31,
	2007	2006
	Unaudited
ASSETS
Federally insured student loans	$16,244,273	$17,184,133
Private education loans	4,696,337	3,072,394
Deferred origination and premium costs	668,082	632,872
Allowance for loan losses	(42,115)	(14,197)
Student loans, net	21,566,577	20,875,202
Other loans and lines of credit	87,437	76,117
Loans held for sale	337,790	323,041
Cash	25	6,570
Residual interests in securitized loans	633,074	546,422
Other assets	1,154,956	809,251

Total Assets	$23,779,859	$22,636,603

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings, payable to principal stockholder	$13,373,000	$11,136,800
Long-term borrowings, payable to principal stockholder	8,100,000	9,200,000
Deferred income taxes	287,462	287,641
Other liabilities	395,174	458,861

Total Liabilities	22,155,636	21,083,302

Common stock, $0.01 par value; authorized 50,000,000 shares;
20,000,000 shares issued and outstanding	200	200
Additional paid-in capital	141,355	141,324
Retained earnings	1,482,668	1,410,968
Accumulated other changes in equity from nonowner sources	-	809

Total Stockholders' Equity	1,624,223	1,553,301

Total Liabilities and Stockholders' Equity	$23,779,859	$22,636,603

THE STUDENT LOAN CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006
	Unaudited	Unaudited	Unaudited
NET INTEREST INCOME
Interest income	$385,815	$396,639	$1,563,811	$1,624,563
Interest expense	294,132	305,799	1,175,164	1,213,033
Net interest income	91,683	90,840	388,647	411,530
Provision for loan losses	(24,078)	(7,664)	(59,920)	(26,170)
Net interest income after provision for loan losses	67,605	83,176	328,727	385,360

OTHER INCOME
Gains on loans securitized	22,266	44,781	70,814	189,017
Gains on loans sold	4,963	710	41,044	26,813
Fees and other (loss) income	22,070	11,898	36,301	28,861
Total other income	49,299	57,389	148,159	244,691

OPERATING EXPENSES
Salaries and employee benefits	15,856	15,802	61,628	56,930
Other expenses	29,735	28,018	117,890	108,829
Total operating expenses	45,591	43,820	179,518	165,759

Income before income taxes	71,313	96,745	297,368	464,292
Income taxes	28,163	35,709	114,677	177,480
NET INCOME	$43,150	$61,036	$182,691	$286,812

DIVIDENDS DECLARED AND PAID	$28,600	$26,000	$111,800	$99,600

BASIC AND DILUTED EARNINGS PER COMMON SHARE
(based on 20 million average shares outstanding)	$2.16	$3.05	$9.13	$14.34

DIVIDENDS DECLARED AND PAID PER COMMON SHARE	$1.43	$1.30	$5.59	$4.98

Certain prior period balances have been reclassified to conform to the current period’s presentation.